EXHIBIT 2.1

ASSET ACQUISITION AGREEMENT

AMONG

LIFEAPPS DIGITAL MEDIA INC, A DELAWARE CORPORATION,

LIFEAPPS INC, A NEVADA CORPORATION

AND

EDWARD DEREK LAFFEY

DATED: MARCH 29, 2013

i

EXHIBITS

EXHIBITS	DESCRIPTION

Exhibit A	Certain Definitions
Exhibit B	Allocation of Purchase Price
Exhibit C	Bill of Sale and Assignment
Exhibit D	Trademark Assignment
Exhibit E	Notarial Certificate
Exhibit F	Domain Name Assignment

SCHEDULES

SCHEDULES	DESCRIPTION

1.01(a)	Intellectual Property
1.01(b)	Assets Purchased
4.02	Undisclosed Liabilities
4.03	Seller Tax Returns Due
4.04	Pending or Threatened Legal Proceedings Involving or Affecting Seller
4.05	Assets
4.07	Non Contraventions
4.08	Intellectual Property
(a) Encumbrances on Intellectual Property
(c) Seller’s Agreements With Any Third Party for Intellectual Property Material to Seller’s Business
4.11	Certain Changes or Events Having Material Adverse Effects In Seller’s Business
5.04	Release of Liens And Security Interest
(a) Liens and Encumbrances
(b) Release of Buyer

ASSET ACQUISITION AGREEMENT
---------------------------

This Asset Acquisition Agreement (the "Agreement") is made as of the 29th day of March 29, 2013, by and among, LIFEAPPS DIGITAL MEDIA INC., a Delaware corporation having a business address at 5752 Oberlin Drive, Suite 106, San Diego, CA 92121 (hereafter, "LFAP") LIFEAPPS INC, a Nevada corporation having a business address at 5752 Oberlin Drive, Suite 106, San Diego, CA 92121 (hereafter “Buyer”) and EDWARD DEREK LAFFEY, an individual doing business as SPORTS ONE GROUP AND PERFORMANCE GEAR INTERNATIONAL, having a business address at 10636 Scripps Summit Court, Suite 166, San Diego, CA, 92131 (hereafter "Seller").

BACKGROUND

WHEREAS, Seller has created a customized website and internet applications (the “Sports One Platform”), utilized to conduct electronic commerce between purchasers and manufacturers of sports and health and fitness apparel;

WHEREAS, Buyer is engaged in the developing web sites and mobile applications;

WHEREAS, Buyer desires to acquire the assets used in the conduct of the Sports One Group and Performance Gear (“Sports One”) business of Seller (the “Acquisition”) without assuming any of Seller's obligations;

WHEREAS, Seller desires to sell the Sports One assets to Buyer;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, Seller and Buyer agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

Section 1.01 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.01), Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and take assignment and delivery from Seller of, those assets of Seller listed below (collectively, the "Purchased Assets"). The Purchased Assets will be purchased free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind ("Encumbrances"), except as provided herein. The Purchased Assets will include the following items:

(a) Intellectual Property. Seller’s Intellectual Property (as defined in Section 4.08) relating to the Sports One Platform, including those trademarks, trade names, trade secrets, domain names, copyrights, designs, patents and their respective registrations and applications, and all computer software developed by Seller relating to the Sports One Platform, including all documentation thereof, as specifically set forth in Schedule 1.01(a);

(b) Assets. All assets listed on Schedule 1.01(b);

(c) Intangible Assets. All other intangible assets, including without limitation all "know-how," proprietary information and trade secrets relating to the Purchased Assets;

(d) Books and Records. Except as expressly set forth in Section 1.03, all papers, documents, computerized databases and records of Seller relating to the Purchased Assets including, without limitation, all software design documents, source code and all maintenance and production records; and

Section 1.02 Assumed Obligations. Buyer shall have no responsibility for any of the Seller's obligations (including contracts, leases, product warranties, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller and are herein referred to as the "Excluded Obligations."

Section 1.03 Excluded Assets. The Purchased Assets shall not include any of the Seller's rights, privileges, title or interest in the following assets (hereafter referred to as the "Excluded Assets"):

(a)  Cash; Sellers cash and cash equivalents,

(b)  Accounts Receivable; Any and all accounts receivable of the business of Sports One

(c)  Inventory; Any and all inventory on hand;

Section 1.04 Consideration.

As consideration for the Purchased Assets, Buyer shall pay to Seller a total cash consideration of $99,500 (the “Purchase Price”).

Section 1.05 Allocation of Purchase Price. At or prior to the Closing, Buyer and the Seller shall execute a written instrument in the form of Exhibit B setting forth by asset category and amount the mutually agreed allocation of the consideration being paid by the Buyer for the Purchased Assets. Each party agrees to report the purchase and sale contemplated herein on Internal Revenue Service Form 8594 and for all other federal and state tax purposes in accordance with such allocation.

ARTICLE II
CLOSING; DOCUMENTS OF CONVEYANCE

Section 2.01 Closing. Subject to the satisfaction of the conditions set forth in Articles V and VI, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the "Closing") to be held at the offices of Heritage Escrow Company, 2550 Fifth Avenue, Suite 136, San Diego, CA 92103, on or about March __, 2013 (the "Closing Date"). The purchase and sale shall be deemed effective for all purposes as of the close of business on the Closing Date (the "Effective Time").

Section 2.02 Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

(a) Seller will execute and deliver to Buyer a Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit C (the “Bill of Sale”), together with such other instruments of conveyance and evidence of the transfer of title to the Purchased Assets from Seller to Buyer including without limitation a Trademark Assignment to Seller substantially in the form attached hereto as Exhibit D (the “Trademark Assignment”), and a Domain Name Assignment to Buyer substantially in the form attached hereto as Exhibit F (the “Domain Name Assignment”).

(b) Buyer and Seller will each deliver to the other(s) (to the extent applicable), all other Transaction Documents, including consents, releases, waivers and approvals (including, without limitation, resolutions and incumbency certificates of the directors and officers of each, and necessary minutes or resolutions of the stockholders of each) required for each party to enter into this Agreement and consummate the transactions described herein and referred to in Articles V and VI.

All instruments of conveyance shall be free of all Encumbrances, except as otherwise set forth herein, and shall be in form and content reasonably acceptable to counsel for the Buyer and the Seller.

Section 2.03 Prorations at Closing. All operating expenses and liabilities relating to the ownership and operation of the Purchased Assets attributable to the period ending at the Effective Time that are not Assumed Obligations shall be paid by the Seller as they fall due.

Section 2.04 Transfer of Possession. Simultaneously with the Effective Time, the Seller shall give the Buyer full possession and enjoyment of the Purchased Assets.

Section 2.05  Purchase Price Payments.

(a) At the Closing, The Heritage Escrow Company, with a principal place of business located at 2550 Fifth Avenue, Suite 136, San Diego, CA 92103, in its capacity as escrow agent (the “Escrow Agent”) shall release to Seller in accordance with Seller’s instructions, $75,000, being the first installment of the Purchase Price.

(b) An additional $15,000 of the Purchase Price shall be released by Escrow Agent to Seller promptly following notice from Buyer to Escrow Agent that Seller has satisfied the conditions of the post-Closing training period mandated by Section 8.01 (b) of this Agreement and the remaining $9,500 of the Purchase Price shall be released by Escrow Agent to Seller promptly following notice from Buyer to Escrow Agent that Seller has satisfactorily provided the consultation services to Buyer during the first four weeks of the post-Closing consultation period mandated by Section 8.01 (b) of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by Buyer to Seller on the date hereof and accepted in writing by Seller (the “Buyer Disclosure Schedule”).  The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Buyer Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of Buyer” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of Buyer, without independent investigation.

Section 3.01 Organization, Qualification and Corporate Power. Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada.  Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Buyer has furnished or made available to Seller complete and accurate copies of its certificate of incorporation and bylaws.  Buyer is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.

Section 3.02 Authority; Binding Nature of Agreement. The Buyer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Documents; the execution, delivery and performance by Buyer of the Transaction Documents have been duly authorized by all necessary action on the part of Buyer and its board of directors; and the approval of Buyer's shareholders is not required. The Transaction Documents constitutes the legal, valid and binding obligation of Buyer, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Buyer will deliver to Seller such evidence of the authorization of its execution, delivery, and performance of the Transaction Documents as Seller may reasonably request.

Section 3.03 Non-Contravention. Neither (i) the execution delivery or performance of the Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) the provisions of the respective Articles of Incorporation or Bylaws of Buyer, or (ii) any resolution adopted by the shareholders or Board of Directors of Buyer;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment, or decree to which Buyer or any of its subsidiaries, or any of the assets owned or used by it or them, is subject; or

(c) contravene, conflict with or result in a violation of, or breach of, or result in a default under, any provision of any Contract to which Buyer or any of its subsidiaries is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, (iii) cancel, terminate or modify any such Contract.

Buyer is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (ii) the consummation of any of the transactions contemplated by this Agreement.

Section 3.04 Full Disclosure. The Transaction Documents delivered by Buyer to Seller in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

Section 3.05 No Additional Agreements. Buyer do not have any understanding with Seller with respect to the transactions contemplated by this Agreement other than as specified in this Agreement and the other Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule provided by Seller to Buyer on the date hereof and accepted in writing by Seller (the “Seller Disclosure Schedule”).  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article IV, the disclosures in any numbered paragraph of the Seller Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article IV. For purposes of this Article IV, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of Seller, without independent investigation.

Section 4.01 Organization, Qualification and Corporate Power. Sports One Group and Performance Gear is a sole proprietorship owned by Edward Derek Laffey and is in good standing under the laws of the State of California.  Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 4.02 Undisclosed Liabilities.  Except as set forth in Schedule 4.02, and to the best of its knowledge, Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Seller Financial Statements, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Seller Financial Statements in the ordinary course of business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

Section 4.03 Tax Matters. Except as set forth on Schedule 4.03, all Tax Returns required to be filed by or on behalf of Seller with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (i) have been timely filed or are not yet due, and (ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements.

Section 4.04 Legal Proceedings. Except as set forth on Schedule 4.04, there is no pending Legal Proceeding, and, to the best of the knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves Seller or any of the assets owned or used by Seller and which, if decided against Seller, would have a Material Adverse Effect on the financial condition, business or properties of Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.05 Assets. Seller has, and will have at the Closing, good, valid and marketable title to all of the Purchased Assets, free and clear of any liens, except as disclosed on Schedule 4.05. Seller has not sold, transferred, assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of the Purchased Assets or its business. No third party has any option or right to acquire Seller's business or any of the Purchased Assets.

Section 4.06 Authority; Binding Nature of Agreement. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Documents. The Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Seller will deliver to Buyer such evidence of the authorization of Seller's execution, delivery, and performance of the Transaction Documents as Buyer may reasonably request.

Section 4.07 Non-Contravention. Except as disclosed on Schedule 4.07, neither (i) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller, or any of the Purchased Assets is subject; or Seller is not and will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (ii) the consummation of any of the transactions contemplated by this Agreement, would not have a Material Adverse Effect.

Section 4.08 Intellectual Property.

(a) Seller owns, free and clear of any Encumbrance, except as set forth in Schedule 4.08, or has the valid and exclusive right to use all Intellectual Property (as defined below and as set forth on Schedule 1.01(a)) used by it in its business as currently conducted. Each employee of Seller who created any of Seller's Intellectual Property and each independent contractor engaged by Seller who created any of Seller 's Intellectual Property has assigned to Seller all of such employee's or contractor's right, title and interest in and to such Intellectual Property. No other Person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (c) below and non-exclusive licensees of Seller's Intellectual Property in the ordinary course of Seller's business) has any rights to any of the Intellectual Property owned or used by Seller, and, to Seller's knowledge, no other Person or Entity is infringing, violating or misappropriating any of the Intellectual Property that Seller owns or has an exclusive license to use.  For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights, and registrations therefor, (iii) mask works and registrations and applications therefor, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, logos, trade names, domain names, and registrations and applications therefor, and (vii) any other proprietary rights relating to any of the foregoing

(b) To Seller’s best knowledge, none of the activities or business conducted by Seller and none of the Intellectual Property owned or used by Seller (other than "off-the-shelf" generally commercially available software) infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other Person or Entity. Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation of any Intellectual Property of any other Person or Entity, nor any claim or notice challenging the validity of Seller’s Intellectual Property, and to the knowledge of Seller there is no basis for such claims.  To the knowledge of Seller, all of its Intellectual Property is valid, subsisting and enforceable.

(c) Except as set forth on Schedule 4.08, Seller has no agreements with any Person or Entity pursuant to which Seller obtains rights to Intellectual Property material to the business of Seller (other than software that is generally commercially available) that is owned by a Person or Entity other than Seller. Other than license fees for software that is generally commercially available, Seller is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property.

(d) Seller has taken commercially reasonable precautions (i) to protect its rights in its Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property.  To Seller's knowledge, or which would not have a Material Adverse Effect, there have been no acts or omissions by the officers, directors, employees and agents of Seller, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of Seller's Intellectual Property.

Section 4.09 Software Licenses. Seller has all necessary licenses to use all material third-party software used in Seller's business, and Seller’s, to Seller's knowledge, use of third-party software does not infringe the rights of any Person or Entity.

Section 4.10 Royalties, Commissions, Fees.  As of the Closing Date, there shall be no Entity or Person due or owed by the Buyer any continuing interest, including any royalty, commission fee or other payment related to the Purchased Assets or the operation of Seller’s business.

Section 4.11 Absence of Certain Changes or Events.  Except as set forth in Schedule 4.11, or would not have a Material Adverse Effect, since the effective date of the Offer Letter Seller has conducted its business only in the ordinary course, and during such period there has not been and from the date of this Agreement through the Closing there will not be:

(a) any change in the assets, liabilities, financial condition or operating results of Seller, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss relating to the Purchased Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by Seller of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Seller, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material Contract by which Seller or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Seller, with respect to any of the Purchased Assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Seller’s ownership or use of such property or assets;

(g) any loans or guarantees made by Seller to or for the benefit of its employees, officers or directors, or any shareholders or their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any material alteration to Seller’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to Seller’s shareholders or any purchase, redemption or agreements to purchase or redeem any capital shares; and,

(j) any issuance of capital shares to any officer, director, manager or affiliate of Seller.

Section 4.12 Full Disclosure. The Transaction Documents delivered by Seller to Buyer in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading. Buyer have completed its due diligence investigation of Seller.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 5.01 Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement and in each of the other Transaction Documents delivered to Buyer in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing Date.

Section 5.02 Performance of Covenants. Each covenant or obligation that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 5.03 Consents. All necessary board, shareholder, note holder, secured lender and third party consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained (and copies thereof shall have been provided to Buyer) and shall be in full force and effect.

Section 5.04 Release of Liens and Security Interests.

(a) Except as set forth in Schedule 5.04, all liens and security interests on the Purchased Assets held by all Seller secured parties (the “Secured Parties”) shall be released and all related discharge of lien notices and forms shall be filed and recorded in the appropriate government offices in accordance with the requirements of the Uniform Commercial Code and copies of such notices and forms shall have been provided to Buyer.

(b) Except as set forth in Schedule 5.04, all Secured Parties have, in writing, released the Buyer from any and all liability or obligation to them relating to any debts of Seller owed to the Secured Parties with respect to the Purchases Assets or otherwise.

Section 5.05 Agreements and Documents. Buyer shall have received a certificate executed by Seller containing the representation and warranty of Seller that each of the representations and warranties set forth in Article IV is accurate in all material respects as of the Closing Date and that the conditions set forth in Article V have been duly satisfied.

Section 5.06 No Legal Proceedings. No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

Section 5.07 Due Diligence Review. Buyer shall have reviewed and approved all materials in the possession and control of Seller which are germane to the decision of Buyer to proceed with the Acquisition, including a reasonable opportunity to review the Seller Financial Statements.  Buyer and its advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition and both Buyer and its advisors shall be satisfied with the results of such due diligence and the content of Seller Financial Statements.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

Section 6.01 Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement and in each of the other Transaction Documents delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing Date.

Section 6.02 Performance of Covenants. All of the covenants and obligations that Buyer are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 6.03 Consents, Waivers, Releases. All consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 6.04 Agreements and Documents. Seller shall have received a certificate executed by Buyer, and containing the representation and warranty that each of the representations and warranties set forth in Articles III are accurate in all material respects as of the Closing Date and that the conditions set forth in Article VI have been duly satisfied.

Section 6.05 Officers Certificate. Seller shall have received (i) a certified copy of Buyer' Articles of Incorporation, (ii) a copy of Buyer’ Bylaws, and (iii) a copy of the resolutions of the Board of Directors of each of the Buyer, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, each certified by an officer of each of the Buyer.

Section 6.06 Material Adverse Effect. Since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to have a Material Adverse effect on Buyer and the financial condition or results of operations of the Buyer taken as a whole.

Section 6.07 Purchase Price Deposit.  LFAP shall deliver to the Escrow Agent $84,500, being the balance of the Purchase Price by wire transfer of immediately available funds, no later than one business day prior to the Closing.  Seller and LFAP acknowledge that $15,000, to be applied towards the Purchase Price, has already been deposited by LFAP with the Escrow Agent.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION

Section 7.01 Survival. The right to bring claims or assert causes of action for breach of any covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of one year following the Closing Date, provided, however, that (i) the covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing; and (ii) the covenants and agreements which by their terms contemplate performance after the Closing shall survive until the date specified in this Agreement or the Transaction Documents as the termination date for such covenants and agreements, or if no such date is specified, then such covenants and agreements shall survive until the expiration of any statute of limitations.

Section 7.02 Seller’s Agreement to Indemnify.  Subject to the terms, conditions and limitations of this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer, their officers, employees, directors, and agents from and against all Damages to which Buyer becomes subject as a result of, arising out of, or based on any of the following:

(a)	a breach of any representation or warranty made by any Seller pursuant to this Agreement in Article IV;

(b)	a breach of any covenant contained in or made by any Seller pursuant to this Agreement in Article VIII;

(c)	the Excluded Obligations; and

(d)	any claim or liability for brokerage commissions or finder’s fees incurred by reason of any action taken by Seller.

Such Damages relating to subsections (a) through (d) are hereinafter collectively referred to as the “Buyer’ Indemnified Losses”.

Section 7.03 Buyer’ Agreement to Indemnify.  Subject to the terms, conditions and limitations of this Agreement, Buyer agree to indemnify, defend and hold harmless Seller, its officers, employees, directors, and agents, from and against all Damages to which Sellers becomes subject as a result of, arising out of, or based in any of the following:

(a)	a breach of any representation or warranty made by Buyer pursuant to this Agreement in Article III;

(b)	a breach of any covenant contained in or made by Buyer pursuant to this Agreement in Article VIII;

(c)
liabilities, obligations or claims relating to Seller’s business as conducted by Buyer after the Closing (other than in connection with any Excluded Obligations) or the Purchased Assets arising out of facts, conditions or circumstances occurring after the Closing Date;

(d)	the Assumed Obligations; and

(e)	any claim or liability for brokerage commissions or finder’s fees incurred by reason of any action taken by Buyer.

Such Damages relating to subsections (a) through (e) are hereinafter collectively referred to as the “Sellers’ Indemnified Losses”.

Section 7.04 Certain Provisions Applicable to Indemnification Obligations. No party shall be liable under this Article for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages had knowledge of such breach before Closing.

Section 7.05 Procedures for Resolution and Payment of Claims for Indemnification.

(a)
If a party entitled to be indemnified under this Article (the “Indemnitee”) shall incur any Damages or determines that it is likely to incur any Damages, and believes that it is entitled to be indemnified against such Damages by the other party hereunder (the “Indemnitor”), such Indemnitee shall give prompt notice to the Indemnitor of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request (“Indemnitee’s Certificate”), but failure to give such notice shall relieve the Indemnitor of any liability hereunder only to the extent that the Indemnitor has suffered actual prejudice thereby.

(b)
In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnitee’s Certificate, the Indemnitor shall within thirty (30) days after receipt by the Indemnitor of such Indemnitee’s Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the thirty (30) day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected.  If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement.  In the event the Indemnitee and the Indemnitor do not succeed in reaching agreement on their respective rights with respect to any such claims (“Disputed Claims”), the Disputed Claims will be resolved in accordance with Section 10.09 herein.

(c)
Claims for Damages specified in any Indemnitee’s Certificate to which an Indemnitor shall not object in writing and claims for Damages resolved in accordance with Section 7.04(b) and Section 10.09 are hereinafter referred to, collectively, as “Agreed Claims.”

(d)
Promptly after the assertion by any third party of any claim against any Indemnitee that, in the reasonable judgment of such Indemnitee, will result in the incurrence by such Indemnitee of Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses).  Failure to receive notice from Indemnitee shall not amend any rights, obligations or limitations set forth in this Article.  Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the Indemnitor shall not be responsible for the fees and expenses of such counsel unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Indemnitor and such Indemnitee shall have furnished Indemnitor an opinion of counsel to the effect that there may be one or more legal defenses available to Indemnitee which are different from or additional to those available to Indemnitor, in which event Indemnitor shall only be responsible for the fees and expenses of one separate firm of attorneys for all Indemnitees.  If the Indemnitor, within a reasonable time after notice of any such third party claim, fails in good faith to defend the Indemnitee against such claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject always to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.  No Indemnitor shall be liable to indemnify any Indemnitee for any settlement or compromise of any such action or claim effected without the consent of the Indemnitor which shall not be unreasonably withheld or delayed; but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff or claimant in any such action, the Indemnitor shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment (but only to the extent provided in this Article).

Section 7.06 Payment of Agreed Claims.  Upon the occurrence of any event or existence of any condition which result in a claim for indemnification under this Article, such party shall initiate a claim under Section 7.04 of this Agreement.

Section 7.07 Remedies Exclusive.  The remedies provided in this Article shall be the sole and exclusive remedies of the Seller and Buyer, respectively, after the Closing for monetary damages in connection with the transactions contemplated by this Agreement including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein.  Buyer or Seller may not commence any suit, action or proceeding against the other with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce the express rights under this Article.

ARTICLE VIII
COVENANTS; CONDUCT OF THE PARTIES AFTER CLOSING

Section 8.01 Cooperation.

(a) Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to Buyer. Without limiting the generality of the foregoing, Seller, at the request of Buyer and without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Purchased Assets vests in Buyer, and will take such other actions as may reasonably be required to convey and deliver to Buyer more effective title to the Purchased Assets, or to confirm and perfect Buyer's title thereto, as contemplated by this Agreement.  Specifically, Seller will assist in the transfer to Buyer of Seller’s existing agreements with contactors, vendors, trade organizations, distributors and others as well as provide support to Buyer in the operation and integration of the Sports One Platform.

(b) Seller agrees to provide training with respect to the operation and management of the Purchased Assets to Buyer (referred to as the training period) and its designees on a full time basis immediately following the Closing Date, through April 12, 2013. The training period ends on April 12, 2013. Seller will provide  an additional three day period beginning on April 24, 2013 through April 26, 2013 with no bearing on the disbursement of funds from escrow.  Thereafter, Seller agrees to make himself available to Buyer for consultations via telephone and/or email as seller is best able to respond and provide support, to respond to questions relating to the operation and management of the Purchased Assets, on a reasonable basis until the first anniversary of the Closing (this one year period is referred to as the consulting period). The timing of this one year consulting period begins the day after close of escrow.

Section 8.02 Use of Trademarks and Intellectual Property. Seller undertakes to instruct whomever the Domain names are registered with promptly following the Closing to change the ownership and contact information of the domain names identified on Schedule 1.01(a) to reflect Buyer’s ownership information as indicated on the Domain Name Assignment.

Section 8.03  Non-Competition.  Seller shall not directly or indirectly carry on, engage in, operate, advise, invest in or otherwise be connected with a similar business as that being sold by Seller to Buyer pursuant to this Agreement, including but not limited to the internet and/or digital distribution, wholesale, retail or promoting sales of sports or fitness apparel, including current lines of representation, for a period of five (5) consecutive years from the Closing Date.

ARTICLE IX
TERMINATION

Section 9.01 Termination of Agreement. This Agreement may be terminated:

(a) prior to the Closing by mutual agreement of the parties; or

(b) prior to the Closing by Buyer if any of the conditions provided for in Article V of this Agreement have not been met at the Closing and have not been waived in writing by Buyer prior to such date; or

(c) prior to the Closing by Seller if any of the conditions provided for in Article VI of this Agreement have not been met at the Closing and have not been waived in writing by Seller prior to such date; or

Section 9.02 Termination Procedure; Effect of Termination.

(a) In the event of termination by Seller or Buyer, or by the mutual agreement of Seller and Buyer, pursuant to Section 9.01 of this Agreement, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action or liability by either party or parties to the other (except for liability of any party for the willful breach of this Agreement).

(b) If the transactions contemplated by this Agreement are terminated as provided herein, Seller and Buyer shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and such termination shall not in any way limit or restrict the rights and remedies of any party hereto against any other party which has breached any of the agreements or other provisions of this Agreement prior to termination of this Agreement.

(c) In the event this Agreement is terminated, each party will keep confidential any information (unless such information is public information or is otherwise required by law to be disclosed) obtained from the other party in connection with the transactions contemplated hereby and will not use, develop or disclose any such information in any manner whatsoever based on information provided by the other for a period of two (2) years.

ARTICLE X
MISCELLANEOUS

Section 10.01 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 10.02 Fees and Expenses. All fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by any party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other party's business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements,certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,(c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated hereby shall be paid: (i) by Buyer, if incurred by Buyer; and (ii) by Seller, if incurred by Seller.

Section 10.03 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.04 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (byhand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

if to Buyer:

LIFEAPPS INC
5752 Oberlin Drive
Suite 106
San Diego, CA 92121
Attention: Robert Gayman, CEO

if to Seller:

Edward Derek Laffey
10636 Scripps Summit Court
Suite 166
San Diego, CA 92131

Section 10.05 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person, Entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons, Entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Section 10.06 Headings. The Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be apart of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 10.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 10.08 Governing Law; Arbitration.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Buyer, on the one hand, and Seller, on the other, shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement and the other Transaction Documents (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any action in tort, contract, equity or otherwise) to binding arbitration before one arbitrator. The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any claim in tort, contract, equity or otherwise). Such arbitration shall be conducted by the American Arbitration Association under the Arbitration Rules then in effect, and shall take place in San Diego, California.

Section 10.09 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party.

Section 10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

Section 10.11 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement,shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right,privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.12 Amendments. This Agreement may not be amended, modified,altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

Section 10.13 Entire Agreement. This Agreement and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

[Remainder of Page Left Blank.]

The parties hereto have caused this Agreement to be executed anddelivered as of the date first above written.

LIFEAPPS DIGITAL MEDIA INC.

By:	/s/ Robert Gayman
Name:Robert Gayman
Title:Chief Executive Officer
Buyer

LIFEAPPS INC.

By:	/s/ Robert Gayman
Name: Robert Gayman
Title: Chief Executive Officer
Buyer

EDWARD DEREK LAFFEY

By:	/s/ Edward D. Laffey
Seller

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

CONSENT. "Consent" shall mean any approval, consent, ratification,permission, waiver or authorization (including from a Governmental Body).

DAMAGES“Damages” shall mean all demands, claims, actions or causes of action, assessments, judgments, fines, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and exemplary damages, costs of investigation, clean-up and remediation and reasonable attorneys’ fees and reasonable expenses.

ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise,association, organization or entity.

GOVERNMENTAL BODY. "Governmental Body" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county,city, local or other political subdivision.

LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit,litigation, arbitration, proceeding (including any civil, criminal,administrative, investigative or appellate proceeding), hearing, inquiry, audit,examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in any Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Person's business, condition, assets, liabilities, operations, financial performance or prospects.

PERSON. "Person" shall mean any individual, Entity or Governmental Body.

TAX. "Tax" shall mean any tax (including any income tax, franchise tax,capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, advalorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

TRANSACTION DOCUMENTS. “Transaction Documents” shall mean this Agreement and each document, instrument and agreement executed and delivered in respect of the transactions contemplated hereby.

EXHIBIT B

ALLOCATION OF PURCHASE PRICE

Asset Category	Allocated Amount
Equipment	$3,000
Furniture	2,000
Software license	450
Website	30,000
Domain names	22,500
Customer and supplier lists	30,000
Goodwill	11,550
$99,500

EXHIBIT C

BILL OF SALE AND ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, EDWARD DEREK LAFFEY("Seller"), does hereby sell, assign, convey, transfer and delivery to LIFEAPPS INC, a Nevada corporation ("Buyer"), all of Seller's worldwide rights, title and interest in and to the Purchased Assets, as defined in the Asset Acquisition Agreement (the “Agreement”) by and among Seller and Buyer dated March 29, 2013, which is incorporated herein by reference.

Seller hereby warrants to Buyer, its successors and assigns, that Seller is the rightful owner of the Purchased Assets conveyed; that Seller is conveying to Buyer good and merchantable title to all of the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature; and that Seller (and Seller's successors and assigns) will warrant and defend this sale against the claims and demands of all persons whomsoever.

Seller hereby covenants and agrees that it will, at the request of Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer,conveyance and assignment, and take such other action as may be reasonably necessary to vest in Buyer, its successors and assigns, good and merchantable title to the Purchased Assets conveyed, free and clear of all liabilities, obligations,claims, and encumbrances of any kind or nature and to put Buyer in control and possession thereof.

Seller does hereby irrevocably constitute Buyer, its successors and assigns, as Seller's true and lawful attorney-in-fact, with full power of substitution, in Seller's or Buyer's name, to claim, demand, collect and receive the Purchased Assets conveyed.

This instrument is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.

This instrument shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns.

Dated this ___ day of _______, 2013.

/s/ Edward D. Laffey
EDWARD DEREK LAFFEY

EXHIBIT D

TRADEMARK ASSIGNMENT I have not registered any trademarks

This Trademark Assignment is effective as of this _________ day of _________ 2013.

WHEREAS, EDWARD DEREK LAFFEY(Assignor), an individual doing business as SPORTS ONE GROUP AND PERFORMANCE GEAR located at 10636 Scripps Summit Court, Suite 166, San Diego, CA, 92131, owns, has adopted and has been using in the United States the following trademark:
________________________________________

WHEREAS, LIFEAPPS INC. (Assignee), a corporation organized and existing under the laws of the State of Nevada, located at 5752 Oberlin Drive, Suite 106, San Diego, CA 92121, is desirous of acquiring said trademark;

WHEREAS, in connection with the Asset Acquisition Agreement between Assignor and Assignee, dated as of _____________ __, 2013, Assignor agreed to sell, transfer and assign to Assignee all of Assignor’s worldwide right, title and interest in and to said trademark, and the goodwill associated with and symbolized by said trademark, and to execute such additional instruments as may be necessary to confirm such assignment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of its common law and statutory rights, title and interest in and to said trademark, together with the goodwill of the business symbolized by said trademark.

IN WITNESS WHEREOF, Assignor has caused its duly authorized representative to execute this Trademark Assignment as of the date first written above.

EDWARD DEREK LAFFEY __________________________________

EXHIBIT E

NOTARIAL CERTIFICATE

STATE OF	}
ss:
COUNTY OF	}

On this ________ day of _____________, 2013, before me personally appeared Edward Derek Laffey, to me known and known to me to be the above-mentioned Assignor, who acknowledged that he executed the foregoing Trademark Assignment on behalf of himself.

________________________________ Notary Public

[STAMP AND SEAL]

EXHIBIT F

DOMAIN NAME ASSIGNMENT

This Domain Name Assignment, effective as of _________ __, 2013, is by and between EDWARD DEREK LAFFEY, an individual doing business as SPORTS ONE GROUP AND PERFORMANCE GEAR INTERNATIONALlocated 10636 Scripps Summit Court, Suite 166, San Diego, CA, 92131 (hereinafter "Assignor"), and LIFEAPPS INC. a corporation organized and existing under the laws of the State of Nevada, located at 5752 Oberlin Drive, Suite 106, San Diego, CA 92121 (hereinafter “Assignee”).

WHEREAS, Assignor is the sole owner of the following internet domain name (hereinafter the "Domain Name"):

“________________________” - registered on ________ __, 201_
“________________________” - registered on ________ __, 201_
“________________________” - registered on ________ __, 201_

WHEREAS, Assignee wishes to acquire all of Assignor’s rights, title and interest in and to the Domain Name. In connection with an Asset Acquisition Agreement, dated ________ __, 2013, between the Assignor and Assignee, Assignor agreed to sell, transfer, assign and deliver to Assignee all of Assignor's rights, title and interest in and to the Domain Name and to execute such additional documents as may be necessary to confirm such assignment;

WHEREAS, Assignor represents and warrants that the Domain Name is valid, Assignor is the registered owner of the Domain Name, Assignor has the power and authority to assign the Domain Names and the Domain Name is not subject to any third party claims other than as referenced in the APA with respect to all of the assets of Assignor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of its rights, title and interest in and to the Domain Name. Assignor shall be responsible for changing the registration information (Registrant’s Name, Administrative Contact and Technical Contact) in GoDaddy’s domain name records, which is required to perfect the transfer of the registration of the Domain Name. The new registration information should reflect the following:

Registrant’s Name:	LifeApps Inc.

Administrative Contact:	Robert Gayman 5752 Oberlin Drive Suite 106 San Diego, CA 90121

Technical Contact:	David Dawson (858) 952-5715

EDWARD DEREK LAFFEY /s/ Edward D. Laffey

Domain Name	Date Registered	Date of Expiration
teamplayerapparel.com	4/23/2012	4/23/2013
teamplayerpromos.com	4/23/2012	4/23/2013
teamplayeruniforms.com	4/23/2012	4/23/2013
teamplayermvp.com	5/3/2012	5/3/2013
uniforms123.com	10/8/2011	10/8/2013
greatsportsapparel.com	11/16/2012	11/16/2013
sports1group.com	2/22/2009	2/22/2014
sportsonegroup.com	2/22/2009	2/22/2014
avellapromotions.com	6/25/2012	6/25/2014

SCHEDULE 1.01(a)

INTELLECTUAL PROPERTY

A.	Trademarks, limited to:None

B.	Domain Names, limited to:

•	Teamplayerapparel.com
•	Teamplayerpromos.com
•	Teamplayeruniforms.com
•	Teamplayermvp.com
•	Uniforms123.com
•	Greatsportsapparel.com
•	Sports1group.com
•	Sportsonegroup.com
•	Avellapromotions.com

C.	Copyrights, limited to:None

SCHEDULE 1.01(b)

ASSETS PURCHASED

1.	Equipment:
a.	Acer Computer Monitor Model X223
b.	HP Computer Model Pavilion
c.	HP Officejet Printer Model 6700
d.	HP Deskjet Printer Model 1000
e.	Voice Over IP Phone Model Polycom Soundpoint 330
f.	Wireless Phone Headset model Jabra
2.	Furniture:
a.	Desk Chair
b.	Desk with Drawers
c.	Desk without Drawers
d.	Metal Filing Cabinet
e.	Floor Mat
f.	Computer Monitor Stand
3.	Software License:
a.	Brilliant Retail
b.	Expression Engine
4.	Website & all custom coding/source code
5.	Customer lists, including any and all contact information such as names, address, phone number, e-mail and any other information necessary to conduct business of the Seller
6.	Supplier lists, including any and all contact information such as names, address, phone number, e-mail and any other information necessary to conduct business of the Seller
7.	Any and all e-mail accounts to include, but not be limited to orders@sportsone.com and Derek@sportsone.com, and any other e-mails necessary to conduct the business of the Seller
8.	Those certain Domains Names listed on Schedule 1.01(a)

SECTION 4.02

UNDISCLOSED LIABILITIES

None

SCHEDULE 4.03

SELLER TAX RETURNS DUE

None

SCHEDULE 4.04

PENDING OR THREATENED LEGAL PROCEEDINGS INVOLVING OR AFFECTING SELLER

None

SCHEDULE 4.05

ASSETS

None

SCHEDULE 4.07

NON-CONTRAVENTION

None

SCHEDULE 4.08

INTELLECTUAL PROPERTY

(a) Encumbrances on Intellectual Property

None

(c) Seller’s agreements with any third party for intellectual property material to Seller’s business

None

SCHEDULE 4.11

CERTAIN CHANGES OR EVENTS HAVING
MATERIAL ADVERSE EFFECTS IN SELLER’S BUSINESS

None

SCHEDULE 5.04

RELEAE OF LIENS AND SECURITY INTEREST

(a) Liens and Encumbrances

None.

(b) Release of Buyer

None